Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258358

PROSPECTUS SUPPLEMENT NO. 10
(To the Prospectus dated June 17, 2022)

Up to 66,655,781 Shares of Common Stock
(Including up to 6,000,000 Shares of Common Stock Issuable Upon Exercise of Warrants)
Up to 6,000,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated June 17, 2022 (as amended or supplemented, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258358). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to 6,000,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), that are issuable upon the exercise of 6,000,000 warrants (the “Private Placement Warrants”) originally issued in a private placement to the initial stockholder of Rodgers Capital, LLC (the “Sponsor”) in connection with the initial public offering of Rodgers Silicon Valley Acquisition Corp. (“RSVAC”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.
The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of
•    up to 66,655,781 shares of Common Stock consisting of
•    up to 12,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on February 22, 2021,
•    up to 6,000,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants,
•    up to 736,769 shares of Common Stock issuable upon the exercise of stock options,
•    up to 5,750,000 shares of Common Stock issued pursuant to that certain Subscription Agreement, dated September 24, 2020, by and between the Company and the Sponsor, and
•    up to 41,669,012 shares of Common Stock issued pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among the Company, RSVAC Merger Sub Inc. and Enovix Operations Inc. (f/k/a Enovix Corporation) and subject to that certain Amended and Restated Registration Rights Agreement, dated July 14, 2021, between us and certain Selling Securityholders granting such holders registration rights with respect to such shares, and
•    up to 6,000,000 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Private Placement Warrants, except with respect to amounts received by us upon exercise of the Private Placement Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Private Placement Warrants. See the section titled “Plan of Distribution” in the Prospectus.
The Common Stock is listed on The Nasdaq Global Select Market under the symbol “ENVX.” On January 24, 2023, the last reported sales price of Common Stock was $7.99 per share.
This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 25, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2023

Enovix Corporation
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39753	85-3174357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Warren Avenue Fremont, California		94538
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (510) 695-2350
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENVX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 24, 2023, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Enovix Corporation (the “Company”) appointed Gregory Reichow, an existing member of the Compensation Committee, as the chairperson of the Compensation Committee. In connection with his appointment as the chairperson of the Compensation Committee, and in accordance with the Company’s Non-Employee Director Compensation Policy, as may be amended from time to time (the “Non-Employee Director Compensation Policy”), Mr. Reichow will receive an annual cash retainer of $10,000, paid quarterly in arrears.
Additionally, on January 25, 2023, the Audit Committee (the “Audit Committee”) of the Board appointed Mr. Reichow as a member of the Audit Committee. In connection with his appointment to the Audit Committee, and in accordance with the Non-Employee Director Compensation Policy, Mr. Reichow will receive an annual cash retainer of $7,500, paid quarterly in arrears.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enovix Corporation

Date:	January 25, 2023	By:	/s/ Steffen Pietzke
Steffen Pietzke Chief Financial Officer